
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders

                                                                    Ending
Class            Interest             Principal    Losses           Balance
A1                768479.52       1128230.54                0       136304769.46
A2                 271917.6         432749.3                0         50990250.7
OC                        0                0                0          107231.46
R                         0                0                0                  0

